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EXHIBIT 10.1(C)

                                 i3 MOBILE, INC.
                                181 HARBOR DRIVE
                               STAMFORD, CT 06901



August 23, 2001



Mr. Stephen G. Maloney
1766 Shippan Avenue
Stamford, Connecticut 06902


Dear Steve:

         This letter confirms the agreement between you and i3 Mobile, Inc. (the "Company") regarding your separation from the Company and the benefits package that is being offered to you in effort to ensure an amicable and smooth process.

1. Your employment with the Company will terminate effective August 31, 2001 (the "Termination Date") notwithstanding your resignation as Chairman and Chief Strategist of the Company which was proffered by you, and accepted by the Company, on July 24, 2001.

2. The Company shall continue to pay you your base salary (less standard withholding and deductions) through the Termination Date. On the Termination Date, the Company will pay you for all accrued and unused vacation days and reimbursable expenses incurred through such date. The Company shall also pay you as severance the sum of $549,130, less any required tax withholdings or other deductions, in two installments, $249,130 which shall be paid on the Termination Date and $300,000 which shall be paid on January 2, 2002.

3. The Company previously granted to you options to purchase 25,000 shares of the Company's common stock under its 1995 Stock Incentive Plan, all of which shall accelerate and become immediately exercisable as of the date of this letter. The Company also granted to you options to purchase 150,000 shares of the Company's common stock under its 2000 Stock Incentive Plan, of which the first 50,000 options shall accelerate and become immediately exercisable. The remaining 100,000 options shall be surrendered by you and cancelled by the Company effective immediately. All vested options shall be exercisable by you until the close of business on August 31, 2002.

4. The Company will continue your current medical, disability and life insurance benefit coverage on the same terms as you currently have through August 31, 2002, at no cost to you. After such date, you will be permitted to continue, at your own expense, any group health insurance coverage for a limited period of time in accordance with COBRA. Additional information about this option will be provided to you under separate cover. You will not be entitled to participate in any pension plan, profit sharing plan or stock purchase plan after August 31, 2002. Notwithstanding the foregoing, as a director of the Company, you will be entitled to participate in any benefit plan or arrangement now available or made available in the future by the Company to its non-employee directors.

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5. You are entitled to keep any mobile telephone and PDAs provided to you in the course of your employment with the Company, and all costs related thereto after the Termination Date shall be borne by you. In addition, you may retain the desk, chair, credenza, and computer equipment form your current office and the Company will assist you in transporting such items to a location within Stamford, Connecticut area. You agree that you will vacate your current office as soon as practicable, but in no event later than the Termination Date. Except as set forth above, you agree to return to the Company any and all property of the Company, including any files and any documents prepared for or by the Company.

6. Except as provided in paragraphs 2 through 5, you shall not be entitled to any other or further compensation, remuneration, reimbursement, benefits or other payments from the Company; provided, however, that nothing in this letter shall divest or otherwise affect any entitlement to any pension or retirement benefit which already may have vested.

7. The Company will maintain your email address and voicemail service and will provide your with limited secretarial support until such tome that you establish another office, but in no event longer than six months form the Termination Date.

8. You agree to use good faith and reasonable efforts to assist the Company with any matters which may arise by virtue of your separation from the Company, including but not limited to working with the incoming Chairman of the Board of Directors in connection with his transition into such position.

9. Any internal or external announcement regarding your separation from the Company will consist of language mutually acceptable to you and the Company. Neither you nor the Company will make any statements of an adverse, disparaging or derogatory nature concerning the other.

10. You acknowledge that you are obligated to comply with Section 8 (regarding inventions and copyrights), Section 9 (regarding confidential information) and
Section 10 (regarding competition) of your Employment Agreement dated as of January 1, 2001 with the Company (the "Employment Agreement") after your employment terminates, in accordance with the terms thereof.

11. In keeping with our intent to allow for an amicable separation, and as part of our accord, it is agreed that you hereby release the Company of and from any and all claims, agreements, liability, damages and causes of action of whatever nature arising out of or related to your employment, including the termination of your employment. By this paragraph, your are waiving any claims which may exist against the Company and its directors, officers, employees, agents and all other related or affiliated persons or entities. This general release includes, but is not limited to, a waiver of all rights and obligations under all federal, state and local laws pertaining to employment, including the Family and Medical Leave Act, the Americans With Disabilities Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act and all other employment discrimination laws.

         The Company likewise releases your from any and all claims and causes of action, demands, obligation, agreement, promises, liabilities, damages and causes of action of whatever nature arising out of your employment with the Company.

         Nothing in this paragraph 11 will affect the ability of either you or the Company to enforce rights or entitlements specifically provided for under this letter.

         12. All disputes hereunder or under the Employment Agreement shall be resolved by binding, enforceable and non-appealable arbitration in the City of New York under the rules of the American Arbitration Association.

         13. This letter constitutes the entire understanding between you and the Company relating to the subject matter hereof, superseding all negotiations, prior discussions, preliminary agreements and agreements relating to the subject matter hereof prior to the date hereof. No changes to this letter will be valid unless in writing and signed by both your and the Company.


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         I thank you for your many years of service in building the Company, and
I wish you the best in your future endeavors.

                                            Very truly yours,

                                            /s/ John A. Lack
                                            ------------------------------
                                            John A. Lack


AGREED AND ACCEPTED:



/S/STEPHEN G. MALONEY
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Stephen G. Maloney
Date: August 27, 2001